As filed with the Securities and Exchange Commission on March 31, 2026

Registration No.: 333-[●]
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Prenetics Global Limited
(Exact name of registrant as specified in its charter)
Not Applicable
(Translation of registrant’s name into English)

Cayman Islands		Not Applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

Unit 703-706, K11 Atelier
728 King’s Road, Quarry Bay

Hong Kong
85222109588

(Address and telephone number of registrant’s principal executive offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor, New York, N.Y. 10168
+1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Danny Sheng Wu Yeung
Unit 703-706, K11 Atelier
728 King’s Road, Quarry Bay
Hong Kong
Tel: +852 2110 9588
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 31, 2026

PROSPECTUS

PRENETICS GLOBAL LIMITED

2,360,416 CLASS A ORDINARY SHARES

This prospectus relates to the registration and resale by the selling shareholders (the “Selling Shareholders”) identified in this prospectus of up to an aggregate of 2,360,416 Class A Ordinary Shares, par value $0.0015 per share (“Class A Ordinary Shares”), issuable upon exercise of Class C warrants (the “Exchange Warrants” and the Class A Ordinary Shares issuable upon exercise of the Exchange Warrants, the “Warrant Shares”).
The Exchange Warrants were issued pursuant to warrant exchange agreements entered into with certain holders on December 23, 2025 and December 31, 2025 (the “December Warrant Exchange Agreements”). The December Warrant Exchange Agreements provided for the exchange of warrants that had been issued in the Company’s best efforts public offering completed on October 28, 2025 (the “October Offering”). In the October Offering, the Company issued (i) 2,722,642 Class A Ordinary Shares, (ii) Class A warrants to purchase up to 2,722,642 Class A Ordinary Shares at an exercise price of $24.12 per share, (iii) Class B warrants to purchase up to 2,722,642 Class A Ordinary Shares at an exercise price of $32.16 per share and (iv) Placement Agent warrants to purchase up to 131,829 Class A Ordinary Shares at an exercise price of $16.08 per share (the Class A warrants and Class B warrants collectively, the “October Warrants”).
Pursuant to the December Warrant Exchange Agreements, the October Warrants were exchanged at a ratio of two October Warrants for one Exchange Warrant. Each Exchange Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $18.00 per share and will become exercisable upon the effectiveness of the registration statement of which this prospectus forms a part. The Exchange Warrants will remain exercisable for a period of two years following the date they first become exercisable.
The Class A Ordinary Shares issuable upon exercise of the October Warrants were included for registration, pursuant to a prospectus supplement, dated October 28, 2025 (the “October Prospectus Supplement”) to the Company’s effective registration statement on Form F-3 (File No. 333-288824), which was initially filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2025, and was declared effective on September 11, 2025 (the “Shelf Registration Statement”). We are now registering the Warrant Shares issuable upon exercise of the Exchange Warrants on behalf of the Selling Shareholders, to be offered and sold by them from time to time.
We will not receive any proceeds from the sale of Warrant Shares by the Selling Shareholders pursuant to this prospectus. However, we may receive proceeds from any exercise of the Exchange Warrants. The Selling Shareholders from time to time may offer and sell the Warrant Shares held by them directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders, the purchasers of the shares, or both. Sales of the Class A Ordinary Shares by the Selling Shareholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Shareholders may sell their Class A Ordinary Shares hereunder following the effective date of the registration statement of which this prospectus forms a part. The registration of the shares on behalf of the Selling Shareholders, however, does not necessarily mean that any of the Selling Shareholders will offer or sell their shares under this registration statement or at any time in the near future. We cannot predict when, or in what amounts, the Selling Shareholders may sell any of the shares. We provide more information about how the Selling Shareholders may sell or otherwise dispose of their Class A Ordinary Shares in the section titled “Plan of Distribution” beginning on page 40 of this prospectus.
We are paying the cost of registering the Class A Ordinary Shares covered by this prospectus as well as various related expenses. The Selling Shareholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.
Our Class A Ordinary Shares are listed on the Nasdaq Stock Market LLC, or “Nasdaq,” under the trading symbol “PRE”. On March 30, 2026, the closing sale price as reported on Nasdaq of our Class A Ordinary Shares was $19.95 per share.
We are an “emerging growth company” under applicable U.S. federal securities laws and, as such, are eligible for certain reduced public company reporting requirements. See “Prospectus Summary - Emerging Growth Company.”
We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary - Foreign Private Issuer.”
Throughout this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “the Company” and “our company” refer to Prenetics Global Limited and its subsidiaries and consolidated affiliated entities, and references to “Prenetics” refer to Prenetics Holding Company Limited, formerly known as Prenetics Group Limited, a Cayman Islands holding company, references to “Prenetics HK” refer to Prenetics Limited, a wholly owned subsidiary of Prenetics, and references to “Prenetics Group” refer to Prenetics Holding Company Limited, together as a group with its subsidiaries, including its operating subsidiaries. As a result of the business combination (the “Business Combination”) as contemplated by the business combination agreement, dated September 15, 2021, as amended, by and among Prenetics, Artisan Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Artisan”) and the other parties thereto, Prenetics has become a wholly owned subsidiary of ours. Prenetics Global Limited is a Cayman Islands holding company with operations primarily conducted by its subsidiaries, in particular, Prenetics and its subsidiaries. We have subsidiaries conducting operations in Hong Kong. Investors purchasing our securities are purchasing equity interests in the Cayman Islands holding company.
We face various legal and operational risks and uncertainties relating to our operations in Hong Kong. As we presently do not have any business operations in mainland China, either directly or through Variable Interest Entity (VIE) arrangements, we consider that the current laws and regulations of the PRC applicable in mainland China have no material impact on our business, financial condition or results of operations. However, since Hong Kong and Macau are special administrative regions of China, the legal and operational risks associated with operating in China also apply to our operations in Hong Kong and Macau.
Should the PRC government seek to affect operations of any company with any level of operations in Hong Kong, or should certain PRC laws and regulations or these statements or regulatory actions become applicable to us in the future, it would likely have a material adverse impact on our business, financial condition and results of operations, ability to accept foreign investments and our ability to offer or continue to offer securities to investors in the United States or to list on a U.S. or other international securities exchange, any of which may cause the value of our securities to significantly decline or become worthless.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, and our auditor was subject to that determination. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China or Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA and as a result, Nasdaq may determine to delist our securities.
The Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023, decreased the number of “non-inspection years” from three years to two years, and thus, reduced the time before our securities may be prohibited from trading or delisted. The delisting of our securities, or the threat of them being delisted, may materially and adversely affect the value of your investment.” In light of the PRC government’s expansion of authority in Hong Kong, there are risks and uncertainties which we cannot foresee for the time being, and rules and regulations in China can change quickly with little or no advance notice. The PRC government may intervene or influence our current and future operations in Hong Kong or mainland China, if we in the future decide to expand our business operations in mainland China, at any time, or may exert more control over offerings conducted in the United States or in other international jurisdictions or foreign investment in companies like us.
We and our subsidiaries have not declared or paid dividends or made any distribution of earnings as of the date of this prospectus. We do not intend to declare dividends or distribute earnings (if any) in the near future. Any determination to pay dividends or distribute earnings (if any) in the future will be at the discretion of our board of directors.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 22 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
PROSPECTUS DATED      , 2026

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

Under this registration, the Selling Shareholders may, at any time and from time to time, offer and/or sell the Class A Ordinary Shares described in this prospectus in one or more offerings. Any accompanying prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus or in any documents incorporated by reference into this prospectus.

This prospectus provides you with a general description of the Class A Ordinary Shares. Any accompanying prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus or in any documents incorporated by reference into this prospectus. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement (and any applicable free writing prospectus) together with the additional information described under the heading “Incorporation by Reference.”

If there is any inconsistency between the information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information contained in the prospectus supplement or free writing prospectus, as applicable.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give you. This prospectus and any accompanying prospectus supplement (and any applicable free writing prospectus) do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction or under any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

A statement contained in a subsequent prospectus supplement or document incorporated by reference into this prospectus after the date hereof shall be deemed to be modified or superseded for purposes of this prospectus to the extent that such statement contained in this prospectus conflicts or is otherwise inconsistent with the statement in any such prospectus supplement or subsequently filed document which is also incorporated in this prospectus. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, in any accompanying prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

COMMONLY USED TERMS

References to “U.S. Dollars,” “USD,” “US$” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.
“2021 Warrants” means warrants of the Company, each entitling its holder to purchase 1.29 Class A Ordinary Share at an exercise price of $133.65 per 1.29 shares (or an effective price of $103.60 per share), subject to adjustment pursuant to the terms of the Assignment, Assumption and Amendment Agreement and the warrant agreement, dated May 13, 2021, by and between Artisan and Continental Stock Transfer and Trust Company.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “anticipate,” “expect,” “seek,” “project,” “intend,” “plan,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which we operate, as well as the possible or assumed future results of operations of our Company. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:
•The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;
•Our ability to successfully compete in highly competitive industries and markets;
•Our ability to continue to adjust our offerings to meet market demand, attract customers to choose our products and services and grow our ecosystem;
•Political instability in the jurisdictions in which we operate;
•The overall economic environment and general market and economic conditions in the jurisdictions in which we operate;
•Our acquisition of digital assets in connection with our previous treasury strategy exposes us to financial and regulatory risks;
•Our ability to execute our strategies, manage growth and maintain our corporate culture as we grow;
•Our anticipated investments in new products, services, collaboration arrangements, technologies and strategic acquisitions, and the effect of these investments on our results of operations;
•Our ability to develop and protect intellectual property;
•Changes in the need for capital and the availability of financing and capital to fund these needs;
•Anticipated technology trends and developments and our ability to address those trends and developments with our products and services;
•The safety, affordability, convenience and breadth of our products and services;
•Man-made or natural disasters, health epidemics, and other outbreaks including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that may directly or indirectly affect our business or assets;
•The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;
•Exchange rate fluctuations;
•Changes in interest rates or rates of inflation;
•Legal, regulatory and other proceedings;
•Our ability to maintain the listing of our securities on Nasdaq;

•The inability to increase the authorized capital stock;
•The results of any future financing efforts;
•And other risks and uncertainties, including those described in Part I (Risk Factors) in our most recent Form 20-F for the year ended December 31, 2024).
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves substantial risks. Therefore, carefully consider the risk factors set forth in this prospectus and in our most recent filings with the SEC including our annual report and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.
Business Overview

We are a consumer health company dedicated to advancing human health and longevity through science-backed products and world-class brand partnerships. Our flagship brand, IM8—co-founded with David Beckham and championed by Aryna Sabalenka and Ollie Bearman—is redefining the premium daily nutrition category. Since its launch in December 2024, IM8 has become one of the fastest-growing brands in consumer health history, achieving $120 million in annualized recurring revenue1 after just twelve months and shipping to more than 30 countries worldwide.
Prenetics was founded in 2014 in Hong Kong by Danny Yeung, a serial entrepreneur whose career has been defined by building technology-driven businesses that operate at the intersection of science, consumer behavior, and global scale. What began as a genomic testing company has, over the past decade, evolved through deliberate strategic pivots into one of the most compelling consumer health stories in global public markets today.
That evolution reached an inflection point in December 2024, when we launched IM8—a premium health and longevity brand co-founded with David Beckham. Within twelve months, IM8 reached $10 million in monthly revenue and $120 million in annualized recurring revenue, making it one of the fastest-growing supplement brands in recorded history. That performance forced a simple strategic question: what should this company become? The answer was equally simple. We would become IM8.
Strategic Transformation: Decisive Capital Allocation

The breakout performance of IM8 made our strategic path clear: concentrate every resource on the highest-returning opportunity. During 2025 and into early 2026, we executed a series of decisive divestitures to transform Prenetics towards a pure-play consumer health company:
ACT Genomics (October 2025): Divested our clinical genomics business in a transaction valued at up to approximately $72 million in cash, of which approximately $46 million represented gross proceeds to the Company. The divestiture eliminated operational complexity and cash burn from a non-core business while generating significant non-dilutive capital.
Europa (January 2026): Sold our Europa 3PL distribution business for up to $13 million in all-stock consideration. While Europa provided valuable early infrastructure for IM8’s U.S. supply chain, it operated at approximately 1% gross margins—a profile fundamentally misaligned with the premium economics of IM8.
1 The Company uses annualized recurring revenue as a key operating metric and is calculated by multiplying the monthly revenue from the last month of a given period by 12.

Insighta (February 2026): Completed the sale of our remaining 35% equity stake to Tencent for $70 million in cash. This transaction validated the technology value of Insighta while representing the single largest non-dilutive capital transaction in the Company’s history, generating significant liquidity to fund IM8’s global expansion.
The cumulative effect of these transactions was transformational: a materially simpler operating structure, a significantly strengthened balance sheet with approximately $164 million in total adjusted liquidity2 and zero debt as of March 1, 2026, and a focused strategic mandate centered entirely on consumer health and longevity through IM8.
Our Business

Following the completion of our strategic transformation, our business is organized around two brands:
IM8: Our flagship premium health and longevity brand. IM8 is a digitally native, subscription-first, direct-to-consumer brand offering scientifically formulated supplements designed to support comprehensive daily health, performance, and healthy aging.
CircleDNA: Our consumer genetic testing brand, leveraging next-generation sequencing technology to deliver comprehensive DNA testing with over 500 personalized health reports. CircleDNA serves as a complementary asset to our overall consumer health platform.
During fiscal years 2023 to 2025, our business also included ACT Genomics (clinical oncology diagnostics, divested October 2025) and Europa (3PL sports distribution, divested January 2026). Both businesses have been fully divested as part of the strategic transformation described above.
IM8 Product Portfolio

IM8’s product architecture is built around a simple framework: “For Today” (daily performance and nutrition) and “For Tomorrow” (longevity and healthy aging), with a premium bundle—the Beckham Stack—that combines both into a single daily ritual.
Daily Ultimate Essentials Pro. IM8’s flagship product and best-selling SKU. An all-in-one daily powder supplement engineered to replace 16 or more individual supplements in a single drink. The formula delivers over 90 premium ingredients—including clinical-grade vitamins, minerals, antioxidants, superfoods, adaptogens, prebiotics, probiotics, and postbiotics—designed to support energy, immunity, digestion, cognitive function, hydration, and overall wellness. Available in multiple flavors (Açaí + Mixed Berries, Lemon + Orange, Mango + Passion Fruit, and a Variety Pack). NSF Certified for Sport, non-GMO, vegan, allergen-free, gluten-free, with no artificial flavors, colors, or sweeteners. Offered on monthly and quarterly subscription plans or as a one-time purchase.
Daily Ultimate Longevity. Scientifically formulated to support all twelve recognized hallmarks of aging through a proprietary five-complex system. The product delivers many times more active ingredient capacity compared to traditional capsule-based longevity formats, with therapeutic doses of premium longevity compounds including NMN, a triple senolytic complex (Resveratrol, Quercetin, Fisetin), Spermidine, L-Glycine, Taurine, and Dihydroberberine. Available in Açaí Berry and Pomegranate flavor. NSF Certified for Sport, non-GMO, vegan, and allergen-free. Offered on monthly and quarterly subscription plans or as a one-time purchase.
2 Adjusted liquidity is a non-IFRS financial measure, comprising: cash and cash equivalents of $93.0 million, financial assets at fair value through profit or loss (primarily comprising of fixed income funds) of approximately $29.3 million based on the most recent available valuation and subject to finalization as part of the ongoing annual audit, digital asset holdings valued at approximately $34.2 million, and portions of gross proceeds of the ACT Genomics sale and Insighta sale transactions held in escrow pending fulfillment of customary release conditions of $6.3 million and $1.0 million, respectively. Our total adjusted liquidity decreased from approximately $171 million as of February 15, 2026 to approximately $164 million as of March 1, 2026 on account of expenses used to support inventory growth and marketing costs on advertising services.

The Beckham Stack. A bundled offering combining Daily Ultimate Essentials Pro and Daily Ultimate Longevity into a comprehensive daily nutrition ritual. Positioned as the best-value option for customers seeking full-spectrum daily health and advanced longevity support. Offered on monthly and quarterly subscription plans or as a one-time purchase.
All IM8 products are manufactured in FDA-registered facilities in the United States by leading nutraceutical manufacturers, and undergo independent third-party testing through NSF Certified for Sport, which verifies products are free from over 280 contaminants and confirms that ingredient dosages match product labeling. We are continuously innovating our product portfolio and expect to enter a new product category and launch a new premium longevity formulation later in 2026.
IM8 is built around a subscription-focused model designed to foster long-term customer relationships, improve logistics efficiency, and generate predictable, recurring revenue. Throughout FY2025, approximately 80% of new customers opted into a subscription plan at initial purchase—a rate that held consistent from Q1 through Q4.
IM8 was conceived and launched as a global brand. For FY2025, over 60% of IM8’s $60.1 million in revenue was generated outside the United States, with products shipped to more than 30 countries.
Building a World-Class Ambassador Roster

To expand IM8’s global reach and reinforce its positioning at the intersection of elite performance and science-backed nutrition, and to complement our existing partnership with IM8 co-founder David Beckham, we entered into strategic ambassador and shareholder partnerships with world-class athletes throughout 2025 and into 2026. Each partnership was initiated organically—athletes discovered and used IM8 products before any commercial relationship was discussed—a pattern that demonstrates the authenticity and efficacy of our formulations.
Aryna Sabalenka: World No. 1 Tennis Player. In June 2025, we announced a multi-year partnership with Aryna Sabalenka, the World No. 1 tennis player and four-time Grand Slam champion. Sabalenka’s team proactively reached out to IM8 after she had been using IM8’s Daily Ultimate Essentials for over three months and experienced significant personal benefits. Her involvement—as both global ambassador and Prenetics shareholder—has accelerated IM8’s brand awareness and credibility among elite athletes and health-conscious consumers worldwide. During the partnership’s first year, Sabalenka successfully defended her U.S. Open title in September 2025, generating extraordinary media coverage for both athlete and brand.
Ollie Bearman: Formula 1 Driver. In February 2026, we announced a partnership with Ollie Bearman, a Formula 1 racing driver competing for the Haas F1 Team. At just 18, Bearman made history with a points-scoring Ferrari debut at the 2024 Saudi Arabian Grand Prix, becoming the youngest British driver to start a World Championship Grand Prix. The collaboration was initiated after Bearman incorporated IM8’s Daily Ultimate Essentials into his training and competition schedule and experienced notable performance benefits. Bearman joined as both global ambassador and Prenetics shareholder, connecting the brand with the next generation of high-performance athletes and the technologically sophisticated world of Formula 1.
Collectively, our ambassador roster spans multiple major global sports, providing IM8 with year-round brand visibility across the world’s most-watched competitions and media events. Each ambassador is also a Prenetics shareholder, directly aligning their personal financial interests with the Company’s long-term success.
Capital Markets and Shareholder Value Initiatives

Alongside the development of our core business in IM8, we executed a series of capital markets initiatives designed to provide financial flexibility, simplify our capital structure, and enhance shareholder value. In October 2025, the Company completed an equity offering that raised approximately $44 million in gross proceeds, attracting strategic investors and providing substantial capital to fuel IM8’s global expansion. In December 2025, the Company proactively simplified its capital structure through a voluntary warrant exchange program that achieved 86.7% participation, consolidating two series of outstanding warrants into a single new series and materially reducing potential dilution.
Reflecting the board of directors’ conviction that the Company's shares were trading at a significant discount to their intrinsic value, the Company authorized a 12-month share repurchase program of up to $40 million in March 2026. This program followed approximately $2.75 million in open market purchases by the Company’s executive team in Q4 2025 and Q1 2026—a direct signal of management’s personal conviction in the Company’s trajectory. The repurchase program is underpinned by the Company's approximately $164 million in total adjusted liquidity and zero-debt balance sheet as of March 1, 2026.
Our Corporate Information

We are an exempted company limited by shares incorporated on July 21, 2021 under the laws of the Cayman Islands. Our registered office is at Unit 703-706, K11 Atelier King’s Road, 728 King’s Road, Quarry Bay, Hong Kong and our telephone number is +852-2210-9588. Our website is www.prenetics.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus.
The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.
Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, N.Y. 10168.
Our Organizational Structure

The following diagram depicts a simplified organizational structure of the Company as of the date hereof.

As of December 31, 2025, there were 16,874,089 Ordinary Shares issued and outstanding, par value $0.0015 per share, consisting of 15,293,117 Class A Ordinary Shares and 1,580,972 Class B Ordinary Shares, all of which Class B Ordinary Shares were held by Danny Yeung, our Chief Executive Officer and Co-Founder. In addition, there were

17,352,363 2021 Warrants outstanding. The 2021 Warrants to purchase up to 1,492,306 Class A Ordinary Shares became exercisable on June 17, 2022, in accordance with the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement governing those securities. The exercise price of the 2021 Warrants is $133.65 per 1.29 shares (or an effective price of $103.60 per share), subject to adjustment pursuant to the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement.
Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, we have been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.
Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; certain sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD (Fair Disclosure), which restricts the selective disclosure of material information.
Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or “the Exchange Act,” that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from certain of the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the

“Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, will require directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders continue to remain exempt from the reporting under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.
Summary of Risk Factors

Investing in our securities entails a high degree of risk as discussed in the “Risk Factors” section beginning on page 22 of this prospectus and in the documents incorporated by reference into this prospectus. You should carefully consider such risks before deciding to invest in our securities.
Risks Relating to Our Business and Industry:
•We are a relatively early-stage company with a limited operating history in rapidly developing markets, which may make it challenging to evaluate our business and predict our future performance.
•Failure to commercialize key products like CircleDNA and IM8 could materially affect our revenue and future prospects.
•If our products and services do not deliver reliable results as expected, our reputation, business and operating results will be adversely affected.
•We have acquired digital assets in connection with our previous treasury strategy, which exposes us to financial and regulatory risks.
•We rely on a limited number of suppliers, manufacturers, distributors and other service providers, and may not be able to find replacements or immediately transition to alternatives, which could adversely affect our ability to meet customer demand.
•Our business significantly depends upon the strength of our brands, including Prenetics, CircleDNA and IM8, and any harm to our brands or reputation may materially and adversely affect our business and results of operations.
•The launch of our new nutrient products under the IM8 brand may face challenges that could impact our results of operations and reputation.

Risks Relating to Doing Business in Hong Kong
•While we currently operate in Hong Kong and have no business presence in mainland China, we face potential risks stemming from the Chinese government’s oversight of Hong Kong as a Special Administrative Region. Although PRC laws and regulations do not directly govern our operations today, future policy changes or intervention by mainland authorities could subject us to regulatory scrutiny, particularly concerning overseas securities offerings, foreign investments, or data security compliance.
•Unfavorable economic and political conditions in Hong Kong and other parts of Asia could materially and adversely affect our business, financial condition, and results of operations.
•Tariffs and trade restrictions on non-U.S. materials could adversely affect our supply chain, costs, and financial performance.

Risks Relating to the offering of the Class A Ordinary Shares underlying the Exchange Warrants
•The resale of our Class A Ordinary Shares by the Selling Shareholders may cause the market price of our Class A Ordinary Shares to decline.
•If you purchase Class A Ordinary Shares following this offering, you may experience immediate dilution.

•We will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders.
•The Selling Shareholders may sell all, some or none of their Class A Ordinary Shares, and we do not know when or in what amount the Selling Shareholders may sell their shares.
•The trading prices of our Class A Ordinary Shares may be volatile and a market for our Class A Ordinary Shares may not develop, which would adversely affect the liquidity and price of our Class A Ordinary Shares.
•Our securities may be delisted from Nasdaq as a result of our failure of meeting the Nasdaq continued listing requirements.

Permissions Required from the PRC Authorities for Our Operations

Historically, we held a minority interest in a genomics business in mainland China through Shenzhen Discover Health Technology Co., Ltd. (the “VIE Entity”), a PRC limited liability company, by entering into a series of contractual arrangements with the VIE Entity and its nominee shareholders through our wholly owned PRC subsidiary, Qianhai Prenetics Technology (Shenzhen) Co., Ltd. (the “WFOE”). On November 26, 2021, the agreements governing the VIE Entity were terminated with immediate effect. As a result, our corporate structure no longer contains any VIE. We believe that we and our subsidiaries, to the extent applicable, have obtained and have not been denied the requisite permissions or approvals that are material for our operations as of the date of this prospectus. We conduct our operations primarily through our subsidiaries in Hong Kong and other jurisdictions. For the years ended December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024, and December 31, 2025, we generated all of our revenue from our businesses outside of mainland China. Moreover, we do not sell any testing products in mainland China or solicit any customer or collect, host or manage any customer’s personal data in mainland China. Nor do we have access to any personal data of any customer in mainland China that is collected, hosted or managed by our historical minority interest in a genomics business in mainland China. As such, we believe that, based on the advice of our PRC legal counsel, DaHui Lawyers, we are currently not required to obtain any permission or approval from the China Securities Regulatory Commission (CSRC), Cyberspace Administration of China (CAC) or any other governmental agency to operate our business or to list our securities on a U.S. securities exchange or issue securities to U.S. or other foreign investors. If (i) we do not receive or maintain any permission or approval required of us, (ii) we incorrectly concluded that certain permissions or approvals have been acquired or are not required, when they are required and have not been acquired, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement for additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC or other applicable regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business or accept U.S. or other foreign investments, or continue to remain listed on a U.S. or other international securities exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected.
The Holding Foreign Companies Accountable Act

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, including our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China or Hong Kong and we continue to use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we will not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA and as a result, Nasdaq may determine to delist our securities.
For the fiscal year ended December 31, 2025, our financial statements were audited by Deloitte Touche Tohmatsu, a Hong Kong-based accounting firm registered with the PCAOB. In 2022, the PCAOB entered into a Statement of Protocol with the CSRC and the Ministry of Finance of the People’s Republic of China, allowing PCAOB inspections of audit firms in mainland China and Hong Kong. Since 2023, the PCAOB has successfully conducted inspections of Hong Kong-based audit firms, including those auditing U.S.-listed companies. As a result, the PCAOB vacated its prior determinations of non-compliance for Hong Kong firms in December 2023, and as of December 31, 2025, there are no PCAOB-identified jurisdictions posing inspection barriers. Consequently, we have not been identified as a Commission-Identified Issuer under the HFCAA for fiscal year 2025.
Enforceability of Civil Liabilities

As a Cayman Islands exempted company with substantially all operations, assets, and management located outside the United States, you may face significant challenges in enforcing legal rights against us or our directors and officers. Most of our directors and executive officers reside in Hong Kong or other non-U.S. jurisdictions, making it difficult to effect service of process or bring actions in U.S. courts based on U.S. securities laws. Judgments obtained in U.S. courts may not be enforceable in the jurisdictions where we or our management are located.
Our corporate governance is subject to Cayman Islands law, including the Companies Act and common law precedents, which differ materially from U.S. corporate law. Notably: (1) Cayman Islands common law derives from limited local judicial precedent and non-binding English common law; (2) shareholder rights and director fiduciary duties differ from those under U.S. state laws like Delaware; and (3) Cayman Islands securities laws provide different protections than U.S. federal securities laws. Additionally, shareholders may lack standing to bring derivative actions in U.S. federal courts.
As a result of all of the above, you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited.

THE OFFERING

Class A Ordinary Shares being registered for resale by the Selling Shareholders	2,360,416 Class A Ordinary Shares

Class A Ordinary Shares outstanding prior to the offering(1)	14,697,463 Class A Ordinary Shares

Class A Ordinary Shares outstanding after completion of this offering (assuming full exercise of the Exchange Warrants)	17,057,879 Class A Ordinary Shares
Use of proceeds
All of the securities offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from such sales, except with respect to amounts received by us upon exercise of the Exchange Warrants to the extent such Exchange Warrants are exercised for cash.

Risk Factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

Listing
Our Class A Ordinary Shares are listed on the Nasdaq Global Market under the symbol “PRE .” The Exchange Warrants are not listed and we do not intend to apply for the listing of the Exchange Warrants on any national securities exchange or any other nationally recognized trading system.

(1) Based on an aggregate of 14,697,463 Class A Ordinary Shares outstanding as of March 31, 2026, and excludes:

•1,492,307 Class A Ordinary Shares issuable upon exercise of 2021 Warrants outstanding, with an exercise price of $103.60 per share;
•362,226 Class A Ordinary Shares issuable upon exercise of Class A warrants outstanding, with an exercise price of $24.12 per share;
•362,226 Class A Ordinary Shares issuable upon exercise of Class B warrants outstanding, with an exercise price of $32.16 per share;
•2,360,416 Class A Ordinary Shares issuable upon exercise of Class C warrants outstanding, with an exercise price of $18.00 per share;
•131,829 Class A Ordinary Shares issuable upon exercise of Placement Agent Warrants outstanding, with an exercise price of $16.08 per share
•433,954 Class A Ordinary Shares subject to restricted stock units; and

•1,580,972 Class A Ordinary Shares issuable upon conversion of 1,580,972 outstanding Class B Ordinary Shares.
•776,105 Class A Ordinary Shares which were repurchased by the Company through open market purchases and pursuant to publicly announced share repurchase programs and held by the Company as treasury shares.

RISK FACTORS

An investment in our securities carries a significant degree of risk. Before you decide to purchase our securities, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference herein or therein. See “Incorporation of Certain Information by Reference.” These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. You should carefully consider these risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Forward-Looking Statements.” If any of these risks actually occurs, our business, financial condition and results of operations could suffer. As a result, the market price of our securities would decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference or included in this prospectus or any accompanying prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Risks Relating to Our Business and Industry
We are a relatively early-stage company with a limited operating history in rapidly developing markets, which may make it challenging to evaluate our business and predict our future performance.

We have a limited operating history upon which you can evaluate our business and prospects. Our limited operating history may make it difficult to evaluate our current business and predict our future performance, prospects or viability. Operating in new markets like genetic testing and nutritional supplements creates uncertainties in forecasting revenue, scaling operations, and competing effectively. Any assessment of our prospects is subject to significant uncertainty and must be considered in light of the risks and difficulties frequently encountered by companies in their early stage of development, particularly those in new and rapidly evolving markets like us. These risks include, among others, an evolving and unpredictable business model and the management of growth. Failure to address these risks successfully, our revenue, results of operations and business could be materially and adversely affected.

Failure to commercialize key products like CircleDNA and IM8 could materially affect our revenue and future prospects.

The commercial success of our key products is dependent on gaining regulatory approvals, gaining acceptance from healthcare providers and consumers, maintaining competitive pricing, executing effective marketing, securing partnerships, and complying with regulations across jurisdictions. Rapid technological advances in diagnostics could render our products obsolete if we fail to innovate.
If our products are not successfully commercialized, our ability to generate revenue and achieve profitability could be materially impaired, limiting our capacity to develop new products.
Our recent expansion into the consumer health and wellness market through the launch of IM8, a premium supplements brand co-founded with David Beckham, introduces additional risks that could materially and adversely affect our business and future prospects. The success of IM8 is contingent upon factors such as: (i) the ability to develop and market products that meet consumer preferences and health trends; (ii) establishing and maintaining a strong brand reputation in a competitive market; (iii) effective collaboration with partners like David Beckham and institutions such as the San Francisco Research Institute; (iv) navigating regulatory requirements for health supplements across various jurisdictions; and (v) managing supply chain logistics, especially following the divestiture of our Europa 3PL distribution business, to ensure timely distribution and product availability. Failure in any of these areas could impede the successful commercialization of IM8 products, thereby adversely impacting our revenue and profitability.
If our products and services do not deliver reliable results as expected, our reputation, business and operating results will be adversely affected.

The success of our products and services depends on the market’s confidence that we can provide safe and effective health supplement products through IM8, and reliable test kits that enable high-quality genomic testing with high accuracy, sensitivity and specificity and with short turnaround times through CircleDNA. There is no guarantee that the success and growth we have demonstrated to date will continue as our product deliveries increase and our product portfolio expands.
Our products and services use a number of complex and sophisticated biochemical and bioinformatics processes, many of which are highly sensitive to external factors, including human error. An operational, technological, user or other failure in one of these complex processes or fluctuations in external variables may result in performance outcomes that are lower than we anticipate or result in customer dissatisfaction. As a result, the efficacy and commercial attractiveness of our products may be adversely affected, and our reputation may be harmed. If our products do not perform, or are perceived to not have performed, as expected or favorably in comparison to competitive products, our operating results, reputation, and business will suffer, and we may also be subject to legal claims arising from product limitations, errors, or inaccuracies.
Furthermore, there is no guarantee that customers will always use these products properly in the manner in which they are intended. Any intentional or unintentional misuse of these products by customers could lead to substantial civil and criminal monetary and non-monetary penalties, and could result in significant legal and investigatory fees.
We have acquired digital assets in connection with our previous treasury strategy, which exposes us to financial and regulatory risks.

Between June and December 2025, we pursued a digital asset treasury strategy under which we acquired approximately 510 Bitcoin as of the date of this prospectus. On December 4, 2025, we ceased all further digital asset acquisitions, and on December 30, 2025, the board of directors determined that the Company would not allocate any existing or new capital for the purpose of acquiring additional digital assets. We retain our existing digital asset holdings as a long-term treasury reserve asset. As of December 31, 2025, the fair value of our digital asset holdings represented a significant portion of our total assets.
The price of digital assets has historically been subject to dramatic fluctuations and is highly volatile. A significant decline in the market price of our digital assets could have a material adverse effect on the carrying value of our digital asset holdings, our financial condition, results of operations and the trading price of our Class A Ordinary Shares.
Under IFRS Accounting Standards, we account for our digital asset holdings as intangible assets using the revaluation model. Under this model, increases in fair value are generally recognized in other comprehensive income and accumulated in equity as a revaluation surplus, except to the extent they reverse previously recognized decreases in profit or loss. Decreases in fair value are generally recognized in profit or loss, except to the extent they offset any existing revaluation surplus for the same asset.

Accordingly, fluctuations in the price of Bitcoin may introduce significant volatility to our profit or loss, other comprehensive income and equity that are unrelated to the performance of our core consumer health business.
A material decline in the price of our digital assets in any reporting period would result in significant unrealized losses in profit or loss, which could adversely affect investor perception of our financial performance, even if our operating business is performing well. Conversely, any gains recognized in one period may not be sustained in subsequent periods.
Bitcoin is a relatively novel asset class, and our use of Bitcoin as a long-term treasury reserve asset is subject to a number of risks and uncertainties, including but not limited to the following:
•Regulatory uncertainty. The regulatory framework governing digital assets is evolving and varies across jurisdictions. Government authorities around the world, including in the United States, the Cayman Islands, Hong Kong and other jurisdictions in which we operate, may adopt laws, regulations or directives that adversely affect the use, transfer, exchange, value or holding of digital assets. Regulatory actions could restrict our ability to hold digital assets, require us to divest our holdings, impose additional reporting, tax or compliance obligations, or create an adverse environment that negatively impacts the value of our digital assets. There can be no assurance that future regulatory developments will not have a material adverse effect on the value of our digital asset holdings or our ability to retain them.
•Custody and security risks. Our digital assets are held in custody by a third-party custodian. Despite our use of institutional-grade custodial arrangements, there is a risk that our digital assets could be lost, stolen or destroyed through cyberattacks, security breaches, unauthorized access, fraud, technical failures or other events beyond our control. There may be limited or no recovery available in the event of such a loss. Unlike cash deposits at banking institutions, digital assets held in custodial accounts are generally not protected by deposit insurance or similar protections. Any security breach or loss of our digital assets could have a material adverse effect on our financial condition.
•Limited operating history and precedent. Holding digital assets as a corporate treasury reserve asset is a relatively recent practice, and there is limited historical precedent for the long-term performance of such strategies. Our decision to retain digital assets as a treasury reserve asset may not generate the returns or provide the inflation protection anticipated by our management. The performance of digital assets relative to other assets that we could hold in our treasury, such as cash, money market instruments or government securities, is uncertain, and past performance of digital assets is not indicative of future results.
•Liquidity and market disruption. Although digital assets are currently traded on a number of digital asset exchanges worldwide, there is no assurance that a liquid market for digital assets will be maintained. Digital asset exchanges and trading platforms have in the past experienced significant outages, delays, fraud, security breaches and closures. If the exchanges or platforms through which we may seek to sell our digital assets were to become unavailable or experience disruptions, or if market liquidity were to decline significantly, we may be unable to sell our digital assets at favorable prices or at all when we desire to do so.
•Taxation. The tax treatment of digital assets is uncertain and evolving. Changes in tax laws, regulations or interpretations in the Cayman Islands, Hong Kong, the United States or other jurisdictions in which we operate could adversely affect the tax consequences of holding, transferring or disposing of digital assets.

In particular, the tax treatment of unrealized gains on our digital asset holdings may vary by jurisdiction and could result in additional tax liabilities. Any increase in our tax liabilities related to our digital asset holdings could adversely affect our financial condition and results of operations.
We rely on a limited number of suppliers, manufacturers, distributors and other service providers, and may not be able to find replacements or immediately transition to alternatives, which could adversely affect our ability to meet customer demand.

We rely on a limited number of suppliers for materials, manufacturers, distributors and genome sequencing service providers. We do not have long-term agreements with most of our suppliers, and our suppliers could cease supplying these materials and services at any time, or fail to provide us with sufficient quantities of materials or services that meet our specifications or that are satisfactory to us. Obtaining substitute materials and services could be difficult, time-consuming and costly and it could require us to redesign our products or revalidate our test kits. Our laboratory operations could be interrupted if we encounter delays or difficulties in securing reagents, sequencers or other equipment or materials, and if we cannot timely obtain acceptable substitutes such interruptions could significantly affect our ability to develop, distribute and commercialize our products and could adversely affect our ability to meet customer demand.
We rely entirely on third-party manufacturers, suppliers and distribution partners for the production, quality testing, fulfillment and delivery of our products, and do not maintain or plan to develop in-house manufacturing or distribution capability. Our IM8 products are manufactured by a limited number of nutraceutical manufacturers in FDA-registered facilities in the United States and undergo independent third-party testing through NSF Certified for Sport. While the principal raw materials used in our products are generally available from multiple suppliers and we have not historically experienced material difficulty in sourcing required quantities, any failure by our contract manufacturers or logistics partners to meet our quality specifications, production timelines or delivery requirements could disrupt our operations and adversely affect our ability to fulfill customer orders. Although we have adopted a diversification approach by engaging manufacturers and suppliers across different countries and regions, and we believe that alternative partners with comparable capabilities are available in our principal markets, any transition to new partners may require significant time and resources, during which our business, reputation and results of operations could be adversely affected.
Although we maintain relationships with suppliers with the objective of ensuring that we have adequate supply for the delivery of our products and services, increases in demand for our products and services can result in supply shortages and higher costs. Our suppliers may not be able to meet our delivery schedules or performance and quality specifications, and we may not be able to purchase such items at a competitive cost. Further, we may experience shortages in certain items as a result of limited availability, increased demand, pandemics or other outbreaks of contagious diseases, weather conditions and natural disasters, as well as other factors outside of our control. In addition, our freight costs may increase due to factors such as limited carrier availability, increased fuel costs, increased compliance costs associated with new or changing government regulations, pandemics or other outbreaks of contagious diseases, and inflation. Furthermore, the prices charged for our products may not reflect changes in our packaging material, freight, tariff and energy costs at the time they occur, or at all. Any of the foregoing risks, if they occur, could have a material adverse effect on our business, financial condition and results of operations.

Our business significantly depends upon the strength of our brands, including Prenetics, CircleDNA and IM8, and any harm to our brands or reputation may materially and adversely affect our business and results of operations.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. It is critical that we continue to maintain and enhance the recognition and reputation of our brands.
Many factors, some of which are beyond our control, are important to maintaining and enhancing our brands and if not properly managed, may cause material harm to our brands. These factors include our ability to: (i) provide effective, safe, accurate and user-friendly health supplement products and testing services to customers; (ii) maintain the efficiency, reliability and quality of the health supplement products and testing services we provide to our consumers; (iii) maintain or improve consumer satisfaction with our after-sale services; (iv) increase brand awareness through marketing and brand promotion activities; and (v) preserve our reputation and goodwill in the event of any negative publicity on our services, product quality, price, data privacy and security, our industry and other players within the industry, or other issues affecting us or our peers.
If our products and services are perceived by the public to be of poor quality or if our test kits are perceived to provide inaccurate results or significantly delayed responses, such perception, even if factually incorrect or based on isolated incidents, could damage our reputation, diminish the value of our brand, undermine the trust and credibility we have established and have a negative impact on our ability to attract new clients and customers or retain our current clients and customers. If we fail to promote and maintain our brands including “Prenetics,” “CircleDNA,” “IM8,” or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially and adversely affected. We anticipate that, as the market becomes increasingly competitive, maintaining and enhancing our brands may become increasingly difficult and expensive.
In addition, we have entered into brand ambassadorship and partnership arrangements with a number of high-profile athletes and public figures, including our co-founding partner David Beckham, World No. 1 tennis player Aryna Sabalenka, and Formula 1 driver Ollie Bearman, among others. These individuals are closely associated with our IM8 brand and feature prominently in our marketing campaigns and public communications. The actions and conduct of these individuals are outside of our control. If any of our brand ambassadors or partners were to engage in conduct that is, or is perceived to be, illegal, unethical, socially objectionable or otherwise inconsistent with the values associated with our brands, or if they become the subject of allegations of misconduct, criminal proceedings, regulatory investigations, personal controversies or other reputational issues, whether or not such matters are ultimately substantiated, the negative publicity could adversely affect public perception of our brands. Furthermore, the termination or non-renewal of any such partnership, whether initiated by us in response to reputational concerns or by the ambassador for other reasons, could reduce the effectiveness of our marketing efforts, require us to incur costs to transition to alternative brand strategies, and result in the loss of the commercial benefits associated with such partnerships. Any of the foregoing could harm our brand image, reduce consumer trust, and materially and adversely affect our business, financial condition and results of operations.
The launch of our new nutrient products under the IM8 brand may face challenges that could impact our results of operations and reputation.

The launch of our new nutrient products under the IM8 brand carries several risks that could negatively impact our results of operations and brand reputation. These include challenges in achieving market acceptance as consumer demand may fall short of expectations. Additionally, delays in obtaining regulatory approvals or meeting compliance requirements could hinder our products’ launch in key markets. Supply chain disruptions, production delays, or quality control issues could further delay market entry or lead to shortages and customer complaints, affecting both sales and brand perception.
The competitive nature of the nutrient product market also presents risks, as established competitors may introduce similar or superior products, making it difficult for IM8 to gain market traction. Moreover, the success of IM8 depends heavily on effective marketing and the public perception of our brand, and failure in these areas could harm consumer trust and loyalty. The development of our IM8 business may also strain our financial and operational resources, with significant upfront costs related to marketing, R&D, and distribution. If IM8 fails to meet revenue expectations, it could result in financial losses and hinder our long-term success.
Risks Relating to Doing Business in Hong Kong
While we currently operate in Hong Kong and have no business presence in mainland China, we face potential risks stemming from the Chinese government’s oversight of Hong Kong as a Special Administrative Region. Although PRC laws and regulations do not directly govern our operations today, future policy changes or intervention by mainland authorities could subject us to regulatory scrutiny, particularly concerning overseas securities offerings, foreign investments, or data security compliance.

Hong Kong’s legal and business environment remains influenced by PRC oversight, creating uncertainty around potential future restrictions on capital flows, foreign listings, or operational controls. Should mainland Chinese authorities extend regulatory requirements to Hong Kong-based companies like ours, we could face compliance burdens, operational disruptions, or limitations on our ability to raise capital internationally. While our PRC legal counsel has confirmed that we are not currently subject to CSRC approval requirements under the M&A Rules, cybersecurity review mandates, or the New Overseas Listing Rules, these regulations remain fluid, and their interpretation could change.
Additionally, evolving PRC policies on data security, cross-border capital flows, and foreign listings may indirectly impact our business. Although Hong Kong currently lacks equivalent data security review rules, future legislation could impose new compliance obligations, requiring costly adjustments to our operations. Any perception of heightened regulatory risk—whether due to actual policy changes or market sentiment—could negatively affect our stock price, investor confidence, or access to international capital markets.
While we monitor regulatory developments closely, there can be no assurance that PRC authorities will not impose restrictions affecting our operations, capital structure, or listing status in the future. Such changes could materially harm our business, financial condition, and the value of our securities.
Unfavorable economic and political conditions in Hong Kong and other parts of Asia could materially and adversely affect our business, financial condition, and results of operations.

Like many other companies that operate in Asia, our business will be materially affected by economic and political conditions in Asia, which could be negatively impacted by many factors beyond our control, such as inability to access capital markets, control of foreign exchange, changes in exchange rates, rising interest rates or inflation, slowing or negative growth rates, government involvement in allocation of resources, inability to meet financial commitments in a timely manner, terrorism, political uncertainty, epidemics or pandemics, civil unrest, fiscal or other economic policy of governments, and the timing and nature of any regulatory reform. Geopolitical uncertainties may also give rise to uncertainties in global economic conditions and adversely affect general investor confidence.
Political unrest such as protests or demonstrations could disrupt economic activities and adversely affect our business. There can be no assurance that these protests and other economic, social, or political unrest in the future will not have a material adverse effect on our financial conditions and results of operations.
Tariffs and trade restrictions on non-U.S. materials could adversely affect our supply chain, costs, and financial performance.

We currently source certain packaging materials, ingredients, components, and equipment used in our business and products from suppliers outside the United States, including in China. Recent and proposed U.S. tariffs, including those announced in 2025 targeting imports from China and Hong Kong, could significantly increase the cost of these non-U.S. materials or disrupt our supply chain. These tariffs may increase our operational costs, particularly for materials not manufactured in the United States.
Higher tariffs could lead to increased prices from our suppliers, reduced availability of critical components, or delays in production and delivery, adversely affecting our ability to meet customer demand. While we are exploring mitigation strategies, such as diversifying our supplier base or seeking alternative materials, there is no assurance that these efforts will fully offset the impact. Additionally, retaliatory tariffs from other countries, as seen in prior trade disputes, could further complicate our global supply chain, particularly given our operations in Hong Kong, which is subject to evolving U.S. and Chinese regulatory oversight.

Risks Relating to the offering of the Class A Ordinary Shares underlying the Exchange Warrants

The resale of our Class A Ordinary Shares by the Selling Shareholders or other significant shareholders may cause the market price of our Class A Ordinary Shares to decline.

The Selling Shareholders may sell a significant number of our Class A Ordinary Shares in the public market at any time after this registration statement becomes effective. Additionally, certain of our shareholders are subject to contractual lock-ups, and upon expiration or waiver of the applicable lock-up periods, certain of our shareholders and certain other significant shareholders may sell large amounts of our ordinary shares in the open market or in privately negotiated transactions. Sales of a substantial number of our Class A Ordinary Shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or at all.

If you purchase Class A Ordinary Shares following this offering, you may experience immediate dilution.

The exercise price of the Exchange Warrants is $18.00 per Class A Ordinary Share. If the Exchange Warrants are exercised, existing shareholders will experience dilution. Additionally, to the extent the market price of our Class A Ordinary Shares at the time of exercise exceeds the exercise price of the Exchange Warrants, investors who purchase Class A Ordinary Shares following such exercise will experience immediate dilution. The issuance of additional

Class A Ordinary Shares upon exercise of the Exchange Warrants will dilute the ownership interests of our existing shareholders.

We will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders.

The Selling Shareholders will receive the net proceeds from the sale of the Class A Ordinary Shares offered by this prospectus. We will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholders, except with respect to amounts received by us upon exercise of the Exchange Warrants to the extent such Exchange Warrants are exercised for cash. However, we cannot predict when, or if, the Exchange Warrants will be exercised.

The Selling Shareholders may sell all, some or none of their Class A Ordinary Shares, and we do not know when or in what amount the selling shareholders may sell their shares.

The Selling Shareholders may sell all, some or none of the Class A Ordinary Shares covered by this prospectus. We do not know when or in what amount the Selling Shareholders may sell their Class A Ordinary Shares following the effective date of this registration statement. The Selling Shareholders may sell their Class A Ordinary Shares at any time at then-prevailing market prices, in private transactions or otherwise. The registration of the Class A Ordinary Shares on behalf of the Selling Shareholders does not necessarily mean that any of the Selling Shareholders will offer or sell their shares under this registration statement or at any time in the near future. We cannot predict when, or in what amounts, the Selling Shareholders may sell any of the shares.

The trading prices of our Class A Ordinary Shares may be volatile and a market for our Class A Ordinary Shares may not develop, which would adversely affect the liquidity and price of our Class A Ordinary Shares.
The trading prices of our Class A Ordinary Shares may be volatile and may fluctuate due to a variety of factors, some of which are beyond our control, including, but not limited to: (i) changes in the sectors in which we operate; (ii) changes in our projected operating and financial results; (iii) changes in laws and regulations affecting our business; (iv) ability to continue to innovate and bring products to market in a timely manner; (v) changes in our senior management team, our board of directors or key personnel; (vi) our involvement in litigation or investigations; (vii) the anticipation of releases of remaining lock-up restrictions; (viii) negative publicity about us or our products; (ix) the volume of Class A Ordinary Shares available for public sale; (x) announcements of significant business developments, acquisitions, or new offerings; (xi) general economic, political, regulatory, industry, and market conditions; and (xii) natural disasters or major catastrophic events.
In addition, an active trading market for our Class A Ordinary Shares may never develop or, if developed, may not be sustained. You may be unable to sell your Class A Ordinary Shares unless a market can be established and sustained.
These and other factors may cause the market price and demand for our Class A Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the liquidity of Class A Ordinary Shares. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of Class A Ordinary Shares, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Our securities may be delisted from Nasdaq as a result of our failure of meeting the Nasdaq continued listing requirements.

Our securities are currently listed on Nasdaq under the symbol “PRE.” On June 29, 2023, we received a written notice from NASDAQ, notifying us that the Company was not in compliance with the minimum bid price requirement set forth under the NASDAQ Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”) as the bid price of the Company’s securities closed below US$1.00 per share for 30 consecutive business days. Pursuant to the NASDAQ Listing Rules, the applicable grace period to regain compliance is 180 days. We had until December 29, 2023 to regain compliance with the Minimum Bid Price Requirement. On November 1, 2023, our shareholders approved a 1-for-15 reverse stock split of our issued and unissued Class A Ordinary Shares and Class B Ordinary Shares, which was effected on November 14, 2023. The effect of the reverse stock split was to consolidate every 15 issued and unissued Class A Ordinary Share and Class B Ordinary Share of US$0.0001 par value each into one Class A Ordinary Share or Class B Ordinary Share, as applicable, of US$0.0015 par value each.

On November 29, 2023, we received a notification letter from Nasdaq, indicating that the closing bid price of the Company’s securities had been at US$1.00 per share or greater for 10 consecutive business days from November 14, 2023 through November 28, 2023, and the Company had regained compliance with the Minimum Bid Price Requirement, and the matter is closed.

However, there can be no assurance that our securities will remain in compliance with the Nasdaq Global Market continued listing requirements going forward. If Nasdaq determines to delist our securities, or if we fail to list our securities on other stock exchanges or find alternative trading venue for our securities, the market liquidity and the value of an investment in our securities will be materially and adversely affected.

TRANSACTIONS RELATING TO THE ISSUANCE OF THE EXCHANGE WARRANTS

On October 28, 2025, in connection with the October Offering, the Company issued (i) 2,722,642 Class A Ordinary Shares, (ii) Class A warrants to purchase up to 2,722,642 Class A Ordinary Shares at an exercise price of $24.12 per share, (iii) Class B warrants to purchase up to 2,722,642 Class A Ordinary Shares at an exercise price of $32.16 per share and (iv) Placement Agent warrants to purchase up to 131,829 Class A Ordinary Shares at an exercise price of $16.08 per share (the Class A warrants and Class B warrants collectively, the "October Warrants"). The October Offering was conducted as a best efforts public offering pursuant to a prospectus supplement dated October 28, 2025 to the Shelf Registration Statement.
On December 23, 2025 and December 31, 2025, we entered into the December Warrant Exchange Agreements with certain holders of the October Warrants, pursuant to which the October Warrants were exchanged at a ratio of two October Warrants for one Exchange Warrant. The Exchange Warrants were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"), which exempts from registration any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.
Each Exchange Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $18.00 per share. The Exchange Warrants will become exercisable upon the effectiveness of the registration statement of which this prospectus forms a part and will remain exercisable for a period of two years following the date they first become exercisable. The Exchange Warrants contain customary anti-dilution adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting the Class A Ordinary Shares. The Exchange Warrants are not listed on any securities exchange and we do not intend to list the Exchange Warrants on any securities exchange or nationally recognized trading system.
We did not receive any cash proceeds from the issuance of the Exchange Warrants. We may receive proceeds from the exercise of the Exchange Warrants to the extent such warrants are exercised for cash. If all of the Exchange Warrants were exercised for cash, we would receive aggregate gross proceeds of approximately $42.5 million. However, we cannot predict when, or if, the Exchange Warrants will be exercised, and it is possible that the Exchange Warrants may expire and never be exercised.

USE OF PROCEEDS

We are registering the resale of the Class A Ordinary Shares by the Selling Shareholders. We will not receive any of the proceeds from the sale of the Class A Ordinary Shares offered by this prospectus, except with respect to amounts received by us upon exercise of the Exchange Warrants to the extent such Exchange Warrants are exercised for cash. All of the securities offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. The net proceeds from the sale of the Class A Ordinary Shares offered by this prospectus will be received by the Selling Shareholders. The Selling Shareholders will pay any underwriting, broker-dealer or agent discounts, concessions and commissions and expenses incurred by the Selling Shareholders for accounting, tax, and legal services and any other expenses incurred by the Selling Shareholders in disposing of the Class A Ordinary Shares, unless otherwise agreed to by us. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Ordinary Shares.

SELLING SHAREHOLDERS

The Class A Ordinary Shares offered by the Selling Shareholders are those issuable upon exercise of the Exchange Warrants. We are registering the Class A Ordinary Shares in order to permit the Selling Shareholders to offer the Class A Ordinary Shares for resale from time to time. Except for the ownership of the Exchange Warrants, none of the Selling Shareholders have had any material relationship with us within the past three years.
The following table sets forth certain information with respect to each Selling Shareholder, including (i) the Class A Ordinary Shares beneficially owned by such Selling Shareholder prior to this offering, (ii) the number of Class A Ordinary Shares being offered by such Selling Shareholder pursuant to this prospectus and (iii) such Selling Shareholder’s beneficial ownership after completion of this offering. The registration of the Class A Ordinary Shares does not necessarily mean that the Selling Shareholders will sell all or any of such Class A Ordinary Shares, but the number of Class A Ordinary Shares and percentages set forth in the final column below assumes that all Class A Ordinary Shares being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Exchange Warrants held by the Selling Shareholders as of March 31, 2026, without regard to any limitations on exercise described in this prospectus or in the Exchange Warrants. See “Plan of Distribution.”
The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to Class A Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of Class A Ordinary Shares beneficially owned by the Selling Shareholder and the percentage ownership of that Selling Shareholder, Class A Ordinary Shares subject to the exercise of the Exchange Warrants are deemed outstanding. Such Class A Ordinary Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other Selling Shareholder.
This prospectus covers the resale of 2,360,416 Class A Ordinary Shares exercisable under the Exchange Warrants that may be sold or otherwise disposed of by the Selling Shareholders. The Exchange Warrants are exercisable at any time on or after the date of effectiveness of this resale registration statement (the “Initial Exercise Date”) registering the underlying Warrant Shares and expire two (2) years from the Initial Exercise Date. See “Transactions Relating to the Issuance of the Exchange Warrants” and “The Offering” in this prospectus for further details relating to the Exchange Warrants and Warrant Shares.
Each of the Selling Shareholders identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

	Number of Class A Ordinary Shares Beneficially Owned Prior to Offering	Maximum Number of Class A Ordinary Shares Offered Pursuant to this Prospectus (1)	Number of Shares of Class A Ordinary Shares Beneficially Owned After Offering	Percentage of Class A Ordinary Shares Beneficially Owned After Offering(2)

19 Growth Capital Fund LP(3)	-	310,750	310,750	1.81%
3i, LP(4)	-	30,000	30,000	*	%
AKITA Partners LLC(5)	-	5,000	5,000	*	%
Alex Linss	-	500	500	*	%
American Ventures LLC(6)	-	314,055	314,055	1.83%
April O’Connell	-	622	622	*	%
Arjoch Holding LLC(7)	-	2,000	2,000	*	%
AV8 Group LLC(8)	-	62,000	62,000	*	%

AVFUNDS LLC BNY(9)	-	7,500	7,500	*	%
AVFUNDS LLC WEDBUSH(10)	-	15,000	15,000	*	%
Baja Portfolios LLC(11)	-	5,000	5,000	*	%
Bear Lake Capital LLC(12)	-	1,500	1,500	*	%
BJI Financial Group Inc.(13)	-	25,000	25,000	*	%
Brent C Richards	-	1,555	1,555	*	%
Brian Hallinan	-	900	900	*	%
Brian Weitman	-	5,000	5,000	*	%
Brick Lane Capital Management(14)	-	2,500	2,500	*	%
Bruce Wilson	-	1,555	1,555	*	%
Bruce Heifetz	-	1,555	1,555	*	%
Bruce Levy	-	1,555	1,555	*	%
Cardinal Capital Holdings MGMT(15)	-	5,000	5,000	*	%
Catherine Kononoff	-	622	622	*	%
Chaudry Capital LLC(16)	-	5,000	5,000	*	%
Christopher Rinaldi	-	4,000	4,000	*	%
Christopher Schraft	-	3,000	3,000	*	%
Clayton Struve	-	10,000	10,000	*	%
Clifford Stein	-	654	654	*	%
Colt Capital Partners LLC(17)	-	8,000	8,000	*	%
Connective Capital MGMT LLC(18)	-	46,000	46,000	*	%
CW Capital Investments(19)	-	1,500	1,500	*	%
David T Pawloski	-	1,555	1,555	*	%
DL SECURITIES (HK) LIMITED(20)	-	12,250	12,250	*	%
Dominari Securities LLC(21)	-	5,385	5,385	*	%
Eric Newman	-	600	600	*	%
Erick Eugene Jr Richardson	-	2,500	2,500	*	%
Evergreen Capital Management LLC(22)	-	6,000	6,000	*	%
Exodus Movement Inc. (23)	-	15,500	15,500	*	%
Four Seasons Equities LLC(24)	-	1,000	1,000	*	%
Fox Run Investments LLC(25)	-	1,000	1,000	*	%
Garrett Graue	-	6,219	6,219	*	%
George S Gavallas	-	15,500	15,500	*	%
Global 70 MFO Investment Limited(26)	-	46,500	46,500	*	%
Global Cap Limited Inc. (27)	-	15,000	15,000	*	%
GPTX Financial Products LTD(28)	-	46,500	46,500	*	%
Gregory Wallis	-	5,000	5,000	*	%
Hampton Growth Resources LLC(29)	-	3,000	3,000	*	%
Havenwood Capital LLC(30)	-	1,000	1,000	*	%
Innolink Global Inc.	-	93,250	93,250	*	%
Jakota Capital AG(31)	-	4,465	4,465	*	%

James Mccabe	-	10,000	10,000	*	%
James Mccarthy	-	622	622	*	%
Jason C Boyle	-	6,219	6,219	*	%
Joann Anello-Lombardi	-	622	622	*	%
Joseph Verga	-	10,000	10,000	*	%
Joshua Kaplan	-	5,000	5,000	*	%
Justin Boyle	-	6,219	6,219	*	%
Karyn Schmeidler	-	1,000	1,000	*	%
KBB Asset Management LLC(32)	-	28,000	28,000	*	%
Keith Beccia	-	3,109	3,109	*	%
Lion26 SO LLC(33)	-	62,000	62,000	*	%
Lisa Artuso	-	622	622	*	%
Marvel Assets Holdings LLC(34)	-	2,000	2,000	*	%
Mary L Tulloch	-	622	622	*	%
Melvin M Kolb	-	6,219	6,219	*	%
Meryl Friedman	-	622	622	*	%
Michael H Ference	-	10,000	10,000	*	%
Montauk Holdings MGMT LLC	-	5,000	5,000	*	%
Mythos Orange1 Co LTD(35)	-	20,000	20,000	*	%
Orca Capital AG(36)	-	15,547	15,547	*	%
Orchard Group Inc(37)	-	20,000	20,000	*	%
Payward Inc(38)	-	15,500	15,500	*	%
Peak Capital Partners Inc(39)	-	15,000	15,000	*	%
PMGC Capital LLC(40)	-	6,218	6,218	*	%
Port Holding(41)	-	2,500	2,500	*	%
Province Capital Assets(42)	-	10,000	10,000	*	%
Richard Petty	-	62,000	62,000	*	%
Robert Cotrone	-	622	622	*	%
Robert Deatsch	-	1,555	1,555	*	%
Robert Forster	-	6,000	6,000	*	%
Ronald Bowling	-	5,000	5,000	*	%
Sabyace Ltd(43)	-	34,000	34,000	*	%
Shlomo Nasser	-	24,750	24,750	*	%
Stephen Lombardi	-	622	622	*	%
Stone Ridge Capital LLC(44)	-	2,500	2,500	*	%
Tao Chiu	-	186,500	186,500	1.09%
Thaddeus Lagonge	-	12,438	12,438	*	%
The Eleven Fund LLC(45)	-	124,000	124,000	*	%
The Steven Scopellite 2021 IRR(46)	-	15,500	15,500	*	%
Thomas Kronlage	-	590	590	*	%
Thomas Shultz	-	1,000	1,000	*	%

TSSC Outlot LLC(47)	-	1,865	1,865	*	%
Vernon Capital LLC(48)	-	2,000	2,000	*	%
Victoria John	-	622	622	*	%
William Moreno	-	4,664	4,664	*	%
Worth Equity Holdings(49)	-	20,000	20,000	*	%
Xuyang Han	-	124,000	124,000	*	%
YA II PN, LTD. (50)	-	310,000	310,000	1.81%
		2,360,416	2,360,416	13.78%

* Less than 1% of the total number of outstanding Class A Ordinary Shares

(1) Represents the total number of Class A Ordinary Shares exercisable under the Exchange Warrants, without giving any effect to the 4.99% Beneficial Ownership Limitation.

(2) The number of Class A Ordinary Shares beneficially owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 17,057,879 Class A Ordinary Shares outstanding as of March 31, 2026, and assumed full exercise of the Exchange Warrants for Class A Ordinary Shares offered hereby.

(3) 310,750 Class A Ordinary Shares are held by 19 Growth Capital Fund LP. John Buckley, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by 19 Growth Capital Fund LP. Buckley disclaims any beneficial ownership of these securities.
(4) 30,000 Class A Ordinary Shares are held by 3i, LP. Maier J. Tarlow, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by 3i, LP. Tarlow disclaims any beneficial ownership of these securities.

(5) 5,000 Class A Ordinary Shares are held by AKITA Partners LLC. Erik Vilato, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by AKITA Partners LLC. Vilato disclaims any beneficial ownership of these securities.

(6) 314,055 Class A Ordinary Shares are held by American Ventures LLC Series XXVI PRE. Eric Newman, as Executive Vice President and Global Head of Investment Banking, may be deemed to have sole voting and dispositive power with respect to the shares held by American Ventures LLC Series XXVI PRE. Newman disclaims any beneficial ownership of these securities.

(7) 2,000 Class A Ordinary Shares are held by ARJOCH HOLDING LLC. Steve Hirsch, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by ARJOCH HOLDING LLC. Hirsch disclaims any beneficial ownership of these securities.

(8) 62,000 Class A Ordinary Shares are held by AV8 Group LLC. Harshal Nainesh Dave, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by AV8 Group LLC. Dave disclaims any beneficial ownership of these securities.

(9) 7,500 Class A Ordinary Shares are held by AVFUNDS LLC BNY. Mitchell Casper, as owner and manager, may be deemed to have sole voting and dispositive power with respect to the shares held by AVFUNDS LLC BNY. Casper disclaims any beneficial ownership of these securities.

(10) 15,000 Class A Ordinary Shares are held by AVFUNDS LLC WEDBUSH. Mitchell Casper, as owner and manager, may be deemed to have sole voting and dispositive power with respect to the shares held by AVFUNDS LLC WEDBUSH. Casper disclaims any beneficial ownership of these securities.

(11) 5,000 Class A Ordinary Shares are held by Baja Portfolios LLC. Richard Steinberg, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Baja Portfolios LLC. Steinberg disclaims any beneficial ownership of these securities.

(12) 1,500 Class A Ordinary Shares are held by Bear Lake Capital LLC. Brian Carey, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Bear Lake Capital LLC. Carey disclaims any beneficial ownership of these securities.

(13) 25,000 Class A Ordinary Shares are held by BJI Financial Group Inc. Brian Walsh, as President, may be deemed to have sole voting and dispositive power with respect to the shares held by BJI Financial Group Inc. Walsh disclaims any beneficial ownership of these securities.

(14) 2,500 Class A Ordinary Shares are held by Brick Lane Capital Management. Simon Currie, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Brick Lane Capital Management. Currie disclaims any beneficial ownership of these securities.

(15) 5,000 Class A Ordinary Shares are held by Cardinal Capital Holdings MGMT. Timothy Glynn, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Cardinal Capital Holdings MGMT. Glynn disclaims any beneficial ownership of these securities.
(16) 5,000 Class A Ordinary Shares are held by Chaudry Capital LLC. Ali Chaudry, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Chaudry Capital LLC. Chaudry disclaims any beneficial ownership of these securities.

(17) 8,000 Class A Ordinary Shares are held by Colt Capital Partners LLC. Arif Javeed, as managing partner, may be deemed to have sole voting and dispositive power with respect to the shares held by Colt Capital Partners LLC. Javeed disclaims any beneficial ownership of these securities.

(18) 46,000 Class A Ordinary Shares are held by Connective Capital MGMT LLC. Connective Capital MGMT LLC is the investment manager of Connective Capital I QP LP and Connective Capital Emerging Energy QP LP. Robert Romero, as Chief Executive Officer of Connective Capital I QP LP and Connective Capital Emerging Energy QP LP, may be deemed to have sole voting and dispositive power with respect to the 12,529 shares beneficially owned by Connective Capital I QP LP and 33,471 shares beneficially owned by Connective Capital Emerging Energy QP LP. Romero disclaims any beneficial ownership of these securities.

(19) 1,500 Class A Ordinary Shares are held by CW Capital Investments. Brian Carey, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by CW Capital Investments. Carey disclaims any beneficial ownership of these securities.

(20) 12,250 Class A Ordinary Shares are held by DL SECURITIES (HK) LIMITED. Lang Joseph Shie Jay, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by DL SECURITIES (HK) LIMITED. Jay disclaims any beneficial ownership of these securities.

(21) 5,385 Class A Ordinary Shares are held by Dominari Securities LLC. Kyle Wool, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Dominari Securities LLC. Wool disclaims any beneficial ownership of these securities.

(22) 6,000 Class A Ordinary Shares are held by Evergreen Capital Management LLC. Jeffery Pazdro, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by Evergreen Capital Management LLC. Pazdro disclaims any beneficial ownership of these securities.

(23) 15,500 Class A Ordinary Shares are held by Exodus Movement Inc. James Gernetzke, as Chief Financial Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Exodus Movement Inc. Gernetzke disclaims any beneficial ownership of these securities.

(24) 1,000 Class A Ordinary Shares are held by Four Seasons Equities LLC. Jeffery London, as member, may be deemed to have sole voting and dispositive power with respect to the shares held by Four Seasons Equities LLC. London disclaims any beneficial ownership of these securities.

(25) 1,000 Class A Ordinary Shares are held by Fox Run Investments LLC. Brian Tack, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Fox Run Investments LLC. Tack disclaims any beneficial ownership of these securities.

(26) 46,500 Class A Ordinary Shares are held by Global 70 MFO Investment Limited. Sun Lu, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Global 70 MFO Investment Limited. Lu disclaims any beneficial ownership of these securities.

(27) 15,000 Class A Ordinary Shares are held by Global Cap Limited Inc. Brandon Perry, as President, may be deemed to have sole voting and dispositive power with respect to the shares held by Global Cap Limited Inc. Perry disclaims any beneficial ownership of these securities.

(28) 46,500 Class A Ordinary Shares are held by GPTX Financial Products LTD. Ivan Wong, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by GPTX Financial Products LTD. Wong disclaims any beneficial ownership of these securities.

(29) 3,000 Class A Ordinary Shares are held by Hampton Growth Resources LLC. Andrew Haag, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Hampton Growth Resources LLC. Haag disclaims any beneficial ownership of these securities.

(30) 1,000 Class A Ordinary Shares are held by Havenwood Capital LLC. Howard Levitt, as owner, may be deemed to have sole voting and dispositive power with respect to the shares held by Havenwood Capital LLC. Levitt disclaims any beneficial ownership of these securities.

(31) 4,465 Class A Ordinary Shares are held by Jakota Capital AG. Jolanta Kluzowska, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Jakota Capital AG. Kluzowska disclaims any beneficial ownership of these securities.

(32) 28,000 Class A Ordinary Shares are held by KBB Asset Management LLC. Steven Segal, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by KBB Asset Management LLC. Segal disclaims any beneficial ownership of these securities.

(33) 62,000 Class A Ordinary Shares are held by Lion26 SO LLC. Edoardo Levy, as managing member, may be deemed to have sole voting and dispositive power with respect to the shares held by Lion26 SO LLC. Levy disclaims any beneficial ownership of these securities.

(34) 2,000 Class A Ordinary Shares are held by Marvel Assets Holdings LLC. Josh Sapir, as manager and Chief Information Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Marvel Assets Holdings LLC. Sapir disclaims any beneficial ownership of these securities.

(35) 20,000 Class A Ordinary Shares are held by Mythos Orange1 Co LTD. Lawrence Chu Sheng Yu, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Mythos Orange1 Co LTD. Sing disclaims any beneficial ownership of these securities.

(36) 15,547 Class A Ordinary Shares are held by Orca Capital AG. Thomas Koenig, as executive board member, may be deemed to have sole voting and dispositive power with respect to the shares held by Orca Capital AG. Koenig disclaims any beneficial ownership of these securities.

(37) 20,000 Class A Ordinary Shares are held by Orchard Group Inc. Hadley Cooper, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by Orchard Group Inc. Cooper disclaims any beneficial ownership of these securities.

(38) 15,500 Class A Ordinary Shares are held by Payward Inc. Gurpreet Oberoi, as Vice President, may be deemed to have sole voting and dispositive power with respect to the shares held by Payward Inc. Oberoi disclaims any beneficial ownership of these securities.

(39) 15,000 Class A Ordinary Shares are held by Peak Capital Partners Inc. Ricki R. Rest, as President, may be deemed to have sole voting and dispositive power with respect to the shares held by Peak Capital Partners Inc. Rest disclaims any beneficial ownership of these securities.

(40) 6,218 Class A Ordinary Shares are held by PMGC Capital LLC. Braeden Lichti, as chairman, may be deemed to have sole voting and dispositive power with respect to the shares held by PMGC Capital LLC. Lichti disclaims any beneficial ownership of these securities.

(41) 2,500 Class A Ordinary Shares are held by Port Holding. Carmine Demarzo, as owner, may be deemed to have sole voting and dispositive power with respect to the shares held by Port Holding. Demarzo disclaims any beneficial ownership of these securities.

(42) 10,000 Class A Ordinary Shares are held by Province Capital Assets. Shay Kostiner, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by Province Capital Assets. Kostiner disclaims any beneficial ownership of these securities.

(43) 34,000 Class A Ordinary Shares are held by Sabyace Ltd. Aryna Sabalenka, as director, may be deemed to have sole voting and dispositive power with respect to the shares held by Sabyace Ltd. Sabalenka disclaims any beneficial ownership of these securities.

(44) 2,500 Class A Ordinary Shares are held by Stoneridge Capital LLC. Matthew Deis, as owner, may be deemed to have sole voting and dispositive power with respect to the shares held by Stone Ridge Capital LLC. Deis disclaims any beneficial ownership of these securities.

(45) 124,000 Class A Ordinary Shares are held by The Eleven Fund LLC. Hartley Wasko, as Chief Executive Officer, may be deemed to have sole voting and dispositive power with respect to the shares held by The Eleven Fund LLC. Wasko disclaims any beneficial ownership of these securities.

(46) 15,500 Class A Ordinary Shares are held by The Steven Scopellite 2021 IRR. Michael Canarick, as trustee, may be deemed to have sole voting and dispositive power with respect to the shares held by The Steven Scopellite 2021 IRR. Canarick disclaims any beneficial ownership of these securities.

(47) 1,865 Class A Ordinary Shares are held by TSSC Outlot LLC. Doug Gannett, as manager, may be deemed to have sole voting and dispositive power with respect to the shares held by TSSC Outlot LLC. Gannett disclaims any beneficial ownership of these securities.

(48) 2,000 Class A Ordinary Shares are held by Vernon Capital LLC. Allison Olim, as owner, may be deemed to have sole voting and dispositive power with respect to the shares held by Vernon Capital LLC. Olim disclaims any beneficial ownership of these securities.

(49) 20,000 Class A Ordinary Shares are held by Worth Equity Holdings. Shay Kostiner, as portfolio manager, may be deemed to have sole voting and dispositive power with respect to the shares held by Worth Equity Holdings. Kostiner disclaims any beneficial ownership of these securities.

(50) 310,000 Class A Ordinary Shares are held by YA II PN, Ltd.. Mark Angelo makes investment decisions for YA II PN, Ltd..

PLAN OF DISTRIBUTION

We are registering the Warrant Shares to permit the resale of the Warrant Shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by any of the Selling Shareholders of the Warrant Shares. We will bear all fees and expenses incident to our obligation to register the Warrant Shares.

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Warrant Shares covered hereby on any trading market, stock exchange or other trading facility on which the Class A Ordinary Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling the Warrant Shares covered hereby, as applicable:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell such Class A Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such Class A Ordinary Shares at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Shareholder may also sell the Class A Ordinary Shares covered hereby under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction or a principal transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Warrant Shares covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell Class A Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge such Class A Ordinary Shares to broker-dealers that in turn may sell such Class A Ordinary Shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling any of the Warrant Shares covered hereby may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Warrant Shares covered hereby. We will pay certain fees and expenses incurred by us incident to the registration of such securities.

Because the Selling Shareholders may each be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any Class A Ordinary Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Warrant Shares covered hereby by such Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the Warrant Shares covered hereby may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of the Warrant Shares covered hereby have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Warrant Shares covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Warrant Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Warrant Shares covered hereby may not simultaneously engage in market making activities with respect to such shares of Class A Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of such Warrant Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Mourant Ozannes (Hong Kong) LLP has advised us on certain legal matters as to Cayman Islands law, including the issuance of the Class A Ordinary Shares offered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Prenetics Global Limited as of December 31, 2023, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Prenetics Global Limited as of December 31, 2024, and for the year ended December 31, 2024, incorporated by reference in this prospectus by reference to Prenetics Global Limited's annual report on Form 20-F for the year ended December 31, 2024, have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Insighta Holdings Limited as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and the period July 20, 2023 to December 31, 2023, incorporated by reference in this prospectus by reference to Prenetics Global Limited's annual report on Form 20-F/A for the year ended December 31, 2024, have been audited by Deloitte Touche Tohmatsu, an independent auditor, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Available Information

This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from certain of the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, will require directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders continue to remain exempt from the reporting under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We also make available on our website, free of charge, our annual report on Form 20-F and the text of our reports on Form 6-K, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is www.prenetics.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this prospectus.
Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
•We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any reports on Form 6-K that we file with the SEC or furnish to the SEC and expressly state are incorporated by reference into this prospectus

(including any exhibits thereto), in each case on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus: Our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 30, 2025, and Amendment No. 1 to the Form 20-F filed with the SEC on July 18, 2025;
•our current reports on Form 6-K, including all exhibits thereto, filed with or furnished with the SEC on March 5, 2025, May 29, 2025, June 16, 2025, July 17, 2025, July 18, 2025, August 1, 2025, August 22, 2025,  September 12, 2025, October 28, 2025, November 10, 2025, November 24, 2025, December 11, 2025, December 23, 2025, December 30, 2025, January 5, 2026, January 6, 2026, February 17, 2026, February 18, 2026, March 3, 2026 and March 6, 2026, and Form 6-K/A on June 12, 2025, August 7, 2025, August 22, 2025, and October 21, 2025.
•the description of our Class A ordinary shares and warrants to purchase Class A ordinary shares contained in our registration statement on Form 8-A filed with the SEC on May 17, 2022, and any amendment or report filed for the purpose of updating such description;
•any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and
•any future reports on Form 6-K, including all exhibits thereto, that we file or furnish with the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.
Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. With respect to each Form 6-K that is specifically identified above or that is otherwise designated as incorporated by reference into this prospectus, all information and documents contained in such Form 6-K, including any exhibits thereto, shall be deemed to be incorporated by reference into this prospectus to the extent expressly provided therein. Copies of all documents incorporated by reference in this prospectus or incorporated herein pursuant to the preceding paragraphs, other than exhibits to those documents, except as otherwise expressly provided with respect to Forms 6-K above, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Prenetics Global Limited
Unit 703-706, K11 Atelier
728 King’s Road, Hong Kong
Tel: 852-2210 9588
Attention: Investor Relations

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are an exempted company limited by shares organized under the laws of Cayman Islands. As a result, the rights of holders of our Class A Ordinary Shares will be governed by Cayman Islands law and our amended and restated memorandum and articles of association. The rights of shareholders under Cayman Islands law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A substantial amount of our assets are located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us based on the civil liability provisions of the U.S. securities laws.

Our principal executive office is Unit 703-706, K11 Atelier King’s Road, 728 King’s Road, Quarry Bay, Hong Kong.
We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 East 42nd Street, 18th Floor New York, N.Y. 10168.
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.
We have entered into indemnification agreements with each of our directors. Under these agreements, we have agreed to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.
Item 9. Exhibits
A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 10. Undertakings
The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.
(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and
(6)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)    any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(7)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description	Incorporation by reference
		Form	File No.	Exhibit No.	Filing Date
4.1	Form of Warrant Agency Agreement, by and between Prenetics Global Limited and Continental Stock Transfer and Trust Company.
4.2	Form of Exchange Warrant	6-K	001-41401	4.2	December 23, 2025
5.1	Opinion of Mourant Ozannes (Hong Kong) LLP
10.1	Form of Warrant Exchange Agreement, by and between Prenetics Global Limited and Continental Stock Transfer and Trust Company
23.1	Consent of Mourant Ozannes (Hong Kong) LLP
23.2	Consent of KPMG
23.3	Consent of Deloitte Touche Tohmatsu
23.4	Consent of Deloitte Touche Tohmatsu
23.5	Consent of DaHui Lawyers
24.1	Power of Attorney (included on the signature page of this registration statement)
107	Calculation of Filing Fee Table

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on March 31, 2026.

Prenetics Global Limited

By: /s/ Danny Sheng Wu Yeung Name: Danny Sheng Wu Yeung Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Danny Sheng Wu Yeung and Lo Hoi Chun, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-3, or other appropriate form, and all amendments thereto, including post-effective amendments, of Prenetics Global Limited, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Danny Sheng Wu Yeung	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 31, 2026
Danny Sheng Wu Yeung

/s/ Lo Hoi Chun	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2026
Lo Hoi Chun

/s/ Yin Pan Cheng	Independent Director	March 31, 2026
Yin Pan Cheng

/s/ Darshan Ravindra Shah	Independent Director	March 31, 2026
Darshan Ravindra Shah

/s/ David Eric Vanderveen	Director	March 31, 2026
David Eric Vanderveen

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized representative of Prenetics Global Limited, has signed this registration statement in the City of New York, New York, on March 31, 2026.
Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries

Name: Colleen A. De Vries

Title: Senior Vice President